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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:          December 31, 2001
                                             Estimated average burden
                                             hours per response .............0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*

                                Berggruen Nicolas
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     (Last)                          (First)                    (Middle)

                                 499 Park Avenue
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                                    (Street)

     New York                          NY                         10022
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)

                                    10/10/00
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 3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

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 4. Issuer Name and Ticket or Trading Symbol

                     OptiCare Health Systems, Inc. ("OPT")
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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

    _X_ Form Filed by One Reporting Person

    ___ Form Filed by More than One Reporting Person

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TABLE I - Non-Derivative Securities Beneficially Owned

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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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Common Stock, par value          |                           |                            |
$.001 per share                  |         154,026           |           I(1)             |
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
Reminder:   Report on a seperate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see
            Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                     Page 1 of 2

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

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
Common Stock Warrants (right to buy)               |      11/10/00      |     10/01/05
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===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Amount or   |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |
Common Stock, par value   |              |                           |                                   |
$.001 per share           |  2,250,000   |         $1.00             |            I(2)                   |
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

Explanation of Responses:

(1) Nicolas Berggruen acts as the investment advisor to Alexander Enterprise Holding Corp., a British Virgin Islands corporation ("Alexander"), which holds 154,026 shares of Common Stock of OptiCare Health Systems, Inc. (the "Company"). Nicolas Berggruen disclaims beneficial ownership of, and does not have a pecuniary interest in, the shares of Common Stock of the Company held by Alexander and this Report shall not be deemed an admission that Nicolas Berggruen is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(2) Nicolas Berggruen acts as an investment advisor to Medici I Investment Corp., a British Virgin Islands corporation ("Medici"), which holds warrants to purchase 2,250,000 shares of Common Stock from the Company. Nicolas Berggruen disclaims beneficial ownership of, and does not have a pecuniary interest in, the shares of Common Stock held by Medici and this Report shall not be deemed an admission that Nicolas Berggruen is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



/s/ Nicolas Berggruen                           10/20/00
----------------------------------    ---------------------------
Nicolas Berggruen                                 Date


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